EXHIBIT 99.(h)(8)

AMENDED AND RESTATED
COMPLIANCE SERVICES AGREEMENT

          AMENDED AND RESTATED AGREEMENT effective as of the 1st day of January, 2009, between HSBC Investor Funds Trust, HSBC Advisor Funds Trust, and HSBC Investor Portfolios, (each, a “Trust,” and collectively, the “Trust”), each of which is a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

          WHEREAS, each Trust is a registered investment company, and will become subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

          WHEREAS, Citi performs certain sub-administration services for each Trust under a sub-administration agreement between Citi and HSBC Global Asset Management (USA) Inc. (the “Sub-Administration Agreement”);

          WHEREAS, Citi offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for each Trust;

          WHEREAS, the Trust desires that Citi provide its Compliance EDGE program services in connection with the institution of a more comprehensive compliance program for the Trust;

          WHEREAS, Citi and the Trust entered into a Compliance Services Agreement dated June 22, 2004, and amended July 1, 2005 and June 4, 2007 (the “Original Agreement”) under which the Trust engaged Citi to perform certain compliance services for the Trust;

          WHEREAS, Citi and the Trust wish to amend and restate the Original Agreement;

          WHEREAS, Citi is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

          WHEREAS, Citi and each Trust wish to enter into this Amended and Restated Agreement in order to set forth the terms under which Citi will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Sub-Administration Agreement. References herein to “the Trust” shall be construed as being applicable separately to each Trust executing this Agreement.

          NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Citi hereby agree as follows:

          1. Compliance Services.

          (a) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the “Board”) to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Trust (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.

          (b) The Trust agrees to provide Citi with copies of its current compliance policies and procedures and furnish (and cause its investment advisers and other service providers to furnish) all such additional information as may reasonably relate to the design and implementation of the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Trust other than Citi. Citi shall review and evaluate all such existing information and coordinate the creation of a written document or documents designed to embody the overall fund compliance program and the oversight of the compliance programs of the service providers to the Trust as provided in Rule 38a-1 (“Service Providers”). Drafts shall be prepared by Citi in consultation with the Trust and its counsel and shall be submitted for review and comment. Upon approval by the Board, such documents or documents shall become effective as the fund compliance program required under Rule 38a-1 (as amended from time to time upon the approval of the Board, the “Fund Compliance Program”).

          (c) Citi will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make an individual available to serve as the Trust’s Chief Compliance Officer to administer the Fund Compliance Program, to the extent provided in Section 3(a) below; (ii) assist the Trust in developing and implementing the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) assist the Trust in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of Service Providers; (iv) provide support services to the Chief Compliance Officer of the Trust, including support for conducting an annual review of the Fund Compliance Program; (v) assist in developing standards for reports to the Board by Citi and other Service Providers; (vi) assist in developing standards for reports to the Board by the Chief Compliance Officer; and (vi) assist in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

          2. Provision of Chief Compliance Officer.

          (a) At the election of the Trust, in connection with the compliance services to be rendered by Citi pursuant to Section 1 above, and subject to the provisions of this Section 2, Citi agrees to make available to the Trust a person to serve, subject to Board approval, as the Trust’s chief compliance officer responsible for administering the Fund

Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the “Chief Compliance Officer”). Citi’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of Citi (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.

          In connection with Citi’s commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, Citi shall pay a level of total compensation to such person as is consistent with Citi’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Citi shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence. As required by Rule 38a-1, the compensation of the Chief Compliance Officer, and any changes thereto, shall be subject to Board approval and Citi shall provide to the Board such information as may be necessary to comply with Rule 38a-1 or as the Board may reasonably request in connection therewith.

          The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, the custodian and any other Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist the Chief Compliance Officer and Citi in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and trustees of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

          Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Trust), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

          Citi agrees to provide the services set forth in Section 1 pertaining to the Fund Compliance Program, whether or not the person serving as Chief Compliance Officer is an employee or agent of Citi. In the event that the employment relationship or independent contractor agency relationship between Citi and a person made available by Citi serving as Chief Compliance Officer terminates for any reason, Citi shall have no further responsibility to make that particular person available, and shall have no responsibility concerning such person’s services after the date the Trust is notified of such termination. In such event, upon the request of the Trust, Citi will employ reasonable good faith efforts to make another person available to serve as the Chief

Compliance Officer. In the event that the Trust appoints a Chief Compliance Officer that is not provided by Citi but this Agreement is not terminated: (i) Citi shall continue to render the other services enumerated in Section 1(c), in support of the replacement Chief Compliance Officer and (ii) Citi and the Trust shall negotiate, in good faith, a lower rate for, the annual fee payable under Schedule A, provided, however, that Citi’s shall be entitled to continue to receive the annual fee set forth under Schedule A unless and until a mutually acceptable lower fee is agreed upon in writing. In addition, following a reasonable opportunity for Citi to provide a replacement, if the person(s) Citi makes available is (are) not acceptable to the Board to serve as the replacement Chief Compliance Officer, the Trust shall have the ability to terminate this Agreement upon thirty (30) days notice to Citi.

          (c) Additional Provisions Concerning the Chief Compliance Officer. The provisions of Sections 2(a) are subject to the internal policies of Citi concerning the activities of its employees and their service as officers of funds (the “Citi Policies”), a copy of which shall be provided to the Trust upon request. The Trust’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

          The Trust shall provide coverage to the Chief Compliance Officer under its directors and officers liability policy that is appropriate to the Chief Compliance Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

          In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the Citi Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that is not caused by such Executive Officer or Citi. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

          The Chief Compliance Officer may, and the Trust shall, promptly notify Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Chief Compliance Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

          Notwithstanding any provision of the Sub-Administration Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that Citi cannot ensure that the Trust complies with Applicable Securities Laws, and (b) whenever an employee or agent of Citi serves as an the Chief Compliance Officer of the Trust, as long as such the Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Chief Compliance Officer and Citi and hold the Chief Compliance Officer and Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Citi as an Executive Officer of the Trust.

          3. Fees and Expenses

          (a) Citi shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by Citi for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by Citi under the Sub-Administration Agreement.

          (b) In addition to paying Citi the fees set forth in Schedule A, the Trust agrees to reimburse Citi for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

(i) All out of pocket costs incurred in connection with Citi’s provision of Executive Officers to the Trust in connection with compliance services, including travel costs for attending Board meetings, and conducting due diligence of Service Providers;

(ii) Any other expense approved by the Board.

          (c) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

          4. Information to be Furnished by the Trust

          (a) The Trust has furnished or shall promptly furnish to Citi copies of the Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than Citi, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

          (b) The Trust shall furnish Citi written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Fund Compliance Program which might have the effect of changing the procedures employed by Citi in providing the services agreed to hereunder or which amendment might affect the duties of Citi hereunder unless the Trust first obtains Citi’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

          (c) Citi may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 2(b) with regard to such reliance.

          The Trust represents and warrants that (i) the provision of the Chief Compliance Officer by Citi, as provided in Section 2 of this Agreement, has been approved by the Board, and (ii) the Chief Compliance Officer has been approved and appointed as an officer of the Trust by the Board.

          5. Term and Termination

          (a) The compliance services to be rendered by Citi under this Agreement (the “Compliance Services”) shall commence upon the date of this Agreement and shall continue in effect until December 31, 2013, unless earlier terminated pursuant to the terms of this Agreement. During such term, the Compliance Services may be terminated upon thirty (30) days notice in the event there is “cause,” as defined in the Sub-Administration Agreement or by providing the other party with ninety (90) days written notice of termination.

          (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 5(a), all of the obligations of Citi hereunder shall terminate automatically upon any termination of the Sub-Administration Agreement and/or any termination of that certain Second Amended and Restated Master Services Agreement dated as of January 1, 2009 between Citi and the Trusts.

          6. Notice

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to HSBC Investor Funds; Attn: R. Fabietti, at 3435 Stelzer Road, Columbus, Ohio 43219; and if to Citi, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

          7. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust

          This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

          8. Representations and Warranties

          Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          9. Miscellaneous

          (a) Except as expressly provided in this Agreement, the terms of the Sub-Administration Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as provided in this Agreement, the provisions of the Sub-Administration Agreement remain in full force and effect (including, without limitation, the term of the Agreement).

          (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Sub-Administration Agreement.

          (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

          (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*     *     *     *     *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

HSBC ADVISOR FUNDS TRUST		HSBC INVESTOR FUNDS TRUST

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti	Name:	Richard A. Fabietti
Title:	President	Title: President

HSBC INVESTOR PORTFOLIOS		CITI FUND SERVICES OHIO, INC.

By:	/s/ Richard A. Fabietti	By:	/s/ Fred Naddaff

Name:	Richard A. Fabietti	Name:	Fred Naddaff
Title:	President	Title: President

SCHEDULE A

TO AMENDED AND RESTATED COMPLIANCE SERVICES AGREEMENT

Dated January 1, 2009

Compliance Services Fees (payable by the Trusts in the aggregate):

Compliance Services provided under this Agreement:

and          $ 266,098.80     annual fee per year*

* The annual fee includes CPI adjustments made in accordance with the terms of the Original Agreement.

All annual fees set forth above shall be payable in equally monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.

Out of Pocket Expenses

Out of pocket expenses are not included in the above fees and shall also be paid to Citi in accordance with the provisions of this Agreement.